[CAMBREX LOGO]


Date:     April 22, 2004
Contact:  Luke M. Beshar                           Anne-Marie Hess
          Executive Vice President & CFO           Director, Investor Relations
          Phone:   201-804-3010                    201-804-3062
Email:    luke.beshar@cambrex.com                  annemarie.hess@cambrex.com
Release:  Immediate

                  CAMBREX ANNOUNCES FIRST QUARTER 2004 RESULTS

FIRST QUARTER 2004 HIGHLIGHTS

            - Cambrex reports first quarter 2004 net income from continuing operations of $8.2 million or $0.31 diluted earnings per share versus $1.6 million or $0.06 diluted earnings per share in the first quarter 2003.

            - First quarter 2004 gross sales increased approximately 8% due to the strength of the Human Health and Bioproducts segments.

            - The Company decreased debt, net of cash-on-hand, by $17.3 million during the quarter as a result of $23.8 million of cash generated from operations partially offset by capital expenditures of $7.2 million.

EAST RUTHERFORD, NJ - APRIL 22, 2004 - Cambrex Corporation (NYSE: CBM) today reported first quarter 2004 income from continuing operations of $8.2 million or $0.31 diluted earnings per share. The $3.0 million payment for the previously announced early termination of a Bioproducts customer contract is included in the results. Income from continuing operations in the first quarter 2003 was $1.6 million, or $0.06 diluted earnings per share, including special pre-tax charges of $11.3 million or $0.31 per diluted share, for the settlement of certain class action lawsuits involving Mylan Laboratories.

Worldwide sales from continuing operations for the first quarter 2004 grew 7.9% to $113.6 million from $105.2 million in the first quarter 2003. The results reflect increased sales in the Human Health and Bioproducts segments partially offset by lower sales in the Biopharma segment. First quarter 2004 sales from continuing operations were favorably impacted by 6.6% due to foreign currency.

Gross margins from continuing operations for the first quarter 2004 declined to 39.8% from 43.0% in the first quarter 2003 due to lower margins in the Human Health and Biopharma segments


Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[CAMBREX LOGO]

partially offset by higher margins in the Bioproducts segment. Foreign currency unfavorably impacted first quarter 2004 gross margin by 0.8 percentage points.

James A. Mack, Chairman, President, and CEO commented, "We are encouraged by the progress we've made in the Human Health and Bioproducts segments resulting from our new product programs, investments in sales and marketing, and more favorable market conditions. We continue to increase the resources dedicated to identifying and pursuing new development and manufacturing opportunities that will result in improved performance in the Biopharma business."

As previously reported, on November 10, 2003 the Company closed on the sale of its Rutherford Chemicals business. This business has been treated as a discontinued operation for all periods presented. The $0.7 million loss on discontinued operations in the first quarter 2004 reflects post-closing working capital adjustments, legal and other charges associated with the sale of Rutherford Chemicals. All amounts in the attached financial statements and tables are for continuing operations unless otherwise indicated.

HUMAN HEALTH

The Human Health segment consists of small molecule Active Pharmaceutical Ingredients (APIs), Advanced Intermediates, Imaging Chemicals, and Fine Custom Chemicals derived from organic chemistry. Human Health sales in the first quarter 2004 increased 14.4% to $70.0 million, including 8.4% favorable impact due to foreign currency, from $61.1 million in the first quarter 2003. Gross sales of generic APIs and innovator pharma products and services increased, partially offset by declines in the Imaging and Fine Custom Chemicals product categories. The increased sales for the quarter reflect higher shipments of certain central nervous system, cardiovascular and diuretic APIs.

First quarter 2004 gross margin declined to 37.2% from 38.7% in the first quarter 2003 primarily due to a 2.2 percentage point unfavorable impact from foreign currency, partially offset by improved manufacturing absorption and favorable product mix.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[CAMBREX LOGO]


BIOPRODUCTS

The Bioproducts segment includes Cells & Media, Electrophoresis & Chromatography, and Endotoxin Detection product categories. Bioproducts sales in the first quarter 2004 increased 14.6% to $34.5 million, including a 6.2% favorable impact from foreign currency, from $30.1 million in the first quarter 2003. The increased sales for the quarter reflect higher sales across most product categories due to higher pricing, new products, investments in sales and marketing and favorable market conditions.

First quarter 2004 gross margins increased to 52.1% from 51.2% in the first quarter 2003 primarily due to favorable currency impact, pricing and product mix partially offset by increased inventory reserves. Foreign currency favorably impacted gross margin by 1.2 percentage points in the first quarter 2004.

BIOPHARMA

The Biopharma segment consists of the Company's contract biopharmaceutical process development and manufacturing business. Biopharma sales in the first quarter 2004 decreased to $9.1 million from $14.0 million in the first quarter 2003 reflecting lower suite utilization. First quarter 2004 gross margin declined to 12.5% from 44.4% in the first quarter 2003 due to reduced suite utilization and reflects the high fixed costs in this segment. Foreign currency had no impact on Biopharma sales or gross margin in the first quarter 2004.

FIRST QUARTER 2004 OPERATING, INTEREST AND INCOME TAX EXPENSES FOR CONTINUING OPERATIONS

First quarter 2004 marketing, sales, administrative and amortization expenses increased to $27.5 million (24.2% of sales) primarily due to $1.3 million unfavorable impact from foreign currency and increased sales and marketing spending, from $25.1 million (23.9% of sales) in the first quarter 2003.

First quarter 2004 research and development expenses increased to $4.7 million (4.2% of sales), including a $0.2 unfavorable impact from foreign currency, from $4.1 million (3.9% of sales) in the first quarter 2003 due to increased R&D spending in most segments.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[CAMBREX LOGO]

First quarter 2004 "Other, net" expenses consist of $3.0 million of income due to the early termination of a Bioproducts customer contract and an unrelated $1.0 million charge associated with the reorganization and related workforce reductions at a European facility. The cancelled contract would have generated approximately $0.6 million of operating profit in 2004 and otherwise expired in 2005.

First quarter 2003 total operating expenses include a special pre-tax charge of $11.3 million for the settlement of certain class action lawsuits involving Mylan Laboratories.

First quarter 2004 net interest expense increased to $2.9 million from $2.3 million in the first quarter 2003. Interest expense increased due to a higher average rate partly offset by a lower average outstanding balance. The average interest rate was 5.8% in the first quarter 2004 versus 3.9% in the first quarter 2003.

GUIDANCE

The Company continues to expect full year 2004 diluted earnings per share for continuing operations to be in the range of $1.10 to $1.30 and the Company targets sales growth of 5-10% in the Human Health segment, 10-15% in the Bioproducts segment, and 20-30% in the Biopharma segment. Based on the anticipated timing of Biopharma and Human Health custom development revenues, the Company currently expects the fourth quarter to generate an uncharacteristically higher proportion of the year's earnings. The sum of second and third quarter earnings is expected to contribute approximately $0.40 - $0.50 per diluted share.

For the year 2004, capital expenditures, depreciation and amortization for continuing operations are expected to be approximately $48.0 million, $40.0 million, and $1.5 million respectively. The Company expects the full year 2004 effective tax rate to be approximately 32%. The Company's tax rate will continue to be highly sensitive to changes in the geographic mix of income.

CONFERENCE CALL

The Conference Call to discuss first quarter 2004 earnings will begin at 8:30 a.m. Eastern Time on Friday, April 23, 2004 and last approximately 45 minutes. Those wishing to participate should call 1-888-730-9134 for Domestic, and +1-630-395-0024 for International. Please use the password CAMBREX and call approximately 10 minutes before the start time. The Conference


Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[CAMBREX LOGO]

Call will also be webcast in the Investor Relations section of the Cambrex website located at www.cambrex.com. The webcast will be available for approximately thirty (30) days following the call.

A replay of the Conference Call will be available approximately 1 hour after the completion of the call through the end of business day, Friday, April 30, 2004 by calling 1-800-385-2546 for Domestic, and +1-402-220-9808 for International.

FORWARD LOOKING STATEMENTS

      This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that they use words such as "expects", "anticipates", "intends", "estimates", "believes" or similar expressions in connection with any discussion of future financial and operating performance. The forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, technology, manufacturing and legal issues, unfavorable results shipments, changes in foreign exchange rates, performance of minority investments, un-collectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.


Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[CAMBREX LOGO]

                               CAMBREX CORPORATION
                                Financial Summary
                     Quarters Ended March 31, 2004 and 2003
                    (in thousands, except earnings per share)

                                                    2004            2003
                                                    ----            ----
Gross Sales ................................      $ 113,592       $ 105,231
Operating Profit ...........................      $  14,820       $   4,707
Income Before Tax ..........................      $  11,764       $   2,173
Income From Continuing Operations ..........      $   8,198       $   1,564
(Loss)/Income From Discontinued Operations .      $    (742)      $     795
Net Income .................................      $   7,456       $   2,359
Earnings per share data (basic):
  Income From Continuing Operations ........      $    0.32       $    0.06
  (Loss)/Income From Discontinued Operations      $   (0.03)      $    0.03
                                                  ---------       ---------
  Net Income ...............................      $    0.29       $    0.09
  Average Shares Outstanding ...............         26,001          25,853
Earnings per share data (diluted):
  Income From Continuing Operations ........      $    0.31       $    0.06
  (Loss)/Income From Discontinued Operations      $   (0.03)      $    0.03
                                                  ---------       ---------
  Net Income ...............................      $    0.28       $    0.09
  Average Shares Outstanding ...............         26,605          26,154

Note: All amounts in these financial statements and tables are for continuing operations unless otherwise indicated.




Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

                               CAMBREX CORPORATION
                      Gross Sales & Gross Profit by Segment
                     Quarters Ended March 31, 2004 and 2003
                                 (in thousands)

                              First Quarter 2004                  First Quarter 2003
                  -----------------------------------    ----------------------------------
                   Gross         Gross                     Gross         Gross
                   Sales         Profit          GP%       Sales         Profit         GP%
                   -----         ------          ---       -----         ------         ---
Human Health      $ 69,952      $ 26,039        37.2%    $ 61,126      $ 23,637        38.7%
Bioproducts         34,521        17,982        52.1%      30,128        15,413        51.2%
Biopharma            9,119         1,137        12.5%      13,977         6,204        44.4%
                  --------      --------                 --------      --------
Total             $113,592      $ 45,158        39.8%    $105,231      $ 45,254        43.0%
                  ========      ========                 ========      ========

                             Gross Sales Comparison
                  --------------------------------------------------
                    2004          2003
                    Gross         Gross        Change         Change
                    Sales         Sales          $               %
                    -----         -----        ------         ------
Human Health      $ 69,952      $ 61,126      $  8,826         14.4%
Bioproducts         34,521        30,128         4,393         14.6%
Biopharma            9,119        13,977        (4,858)       -34.8%
                  --------      --------      --------         ----
Total             $113,592      $105,231      $  8,361          7.9%
                  --------      --------      --------         ----


Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

                               CAMBREX CORPORATION
                          Statement of Profit and Loss
                 For the Quarters Ended March 31, 2004 and 2003
                                 (in thousands)

                                                             2004                       2003
                                                  ------------------------    -----------------------
                                                                     % of                       % of
                                                    Amount           Sales      Amount          Sales
                                                    ------           -----      ------          -----
Gross Sales                                       $ 113,592         100.0%    $ 105,231        100.0%
  Commissions and Allowances                            959           0.8%        1,133          1.0%
                                                  ---------                   ---------
Net Sales                                           112,633          99.2%      104,098         99.0%
  Other Revenues                                      3,042           2.7%        2,888          2.7%
                                                  ---------                   ---------
Net Revenue                                         115,675         101.9%      106,986        101.7%
  Cost of Sales                                      70,517          62.1%       61,732         58.7%
                                                  ---------                   ---------
Gross Profit                                         45,158          39.8%       45,254         43.0%
Operating Expenses
  Marketing/Sales Expenses                            7,907           7.0%        6,356          6.0%
  Research & Development Expenses                     4,722           4.2%        4,093          3.9%
  Administrative Expenses                            19,100          16.8%       18,365         17.4%
  Legal Settlement                                       --           0.0%       11,342         10.8%
  Other, net                                         (1,863)         -1.6%           --          0.0%
  Amortization                                          472           0.4%          391          0.4%
                                                  ---------                   ---------
Total Operating Expenses                             30,338          26.8%       40,547         38.5%
                                                  ---------                   ---------
Operating Profit                                     14,820          13.0%        4,707          4.5%
Other Expenses
  Interest - Other                                    2,929           2.5%        2,349          2.2%
  Other Expenses, net                                   127           0.1%          185          0.2%
                                                  ---------                   ---------
Total Other Expenses                                  3,056           2.6%        2,534          2.4%
                                                  ---------                   ---------
Income Before Taxes                                  11,764          10.4%        2,173          2.1%
  Provision for Income Taxes                          3,566           3.2%          609          0.6%
                                                  ---------                   ---------
Income from Continuing Operations                 $   8,198           7.2%    $   1,564          1.5%
DISCONTINUED OPERATIONS
(Loss)/Income From Discontinued Operations             (742)                      1,015
Income Tax Provision                                     --                         220
                                                  ---------                   ---------
(Loss)/Income From Discontinued Operations             (742)                        795
                                                  ---------                   ---------
Net Income                                        $   7,456                   $   2,359
                                                  =========                   =========
Basic Earnings per Share
  Income From Continuing Operations               $    0.32                   $    0.06
  (Loss)/Income From Discontinued Operations      $   (0.03)                  $    0.03
                                                  ---------                   ---------
  Net Income                                      $    0.29                   $    0.09
Diluted Earnings per Share
  Income From Continuing Operations               $    0.31                   $    0.06
  (Loss)/Income From Discontinued Operations      $   (0.03)                  $    0.03
                                                  ---------                   ---------
  Net Income                                      $    0.28                   $    0.09



Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

                               CAMBREX CORPORATION
                           Consolidated Balance Sheet
                   As of March 31, 2004 and December 31, 2003
                                 (in thousands)

Current Assets                                               2004           2003
--------------                                               ----           ----
Cash and Cash Equivalents                                  $ 73,682      $ 64,294
Trade Receivables, net                                       56,263        58,324
Inventories, net                                             84,324        82,013
Deferred Tax Asset                                            8,757         8,757
Other Current Assets                                         11,164        16,294
                                                           --------      --------
  Total Current Assets                                      234,190       229,682
Property, Plant and Equipment, Net                          261,173       269,147
Goodwill and Other Intangibles                              270,996       272,133
Other Assets                                                  6,877         7,541
                                                           --------      --------
  Total Assets                                             $773,236      $778,503
                                                           ========      ========
Current Liabilities
Trade Accounts Payable                                     $ 32,815      $ 35,326
Accrued Liabilities                                          58,626        54,522
Short-term Debt and Current Portion of Long-term Debt         3,445         1,376
                                                           --------      --------
  Total Current Liabilities                                  94,886        91,224
Long-term Debt                                              202,422       212,369
Deferred Tax Liabilities                                     28,998        29,196
Other Liabilities                                            48,592        49,084
                                                           --------      --------
  Total Liabilities                                        $374,898      $381,873
  Stockholders' Equity                                     $398,338      $396,630
                                                           --------      --------
  Total Liabilities and Stockholders' Equity               $773,236      $778,503
                                                           ========      ========





                                       ###

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com